Exhibit 99.1

Investor Contact:	Corporate Contact:	Media Contact:
Doug Sherk / Jenifer Kirtland	Steve Martin	Amber Winans
415-896-6820	858-795-7525	858-795-7584
jkirtland@evcgroup.com	IR@bakbone.com	amber.winans@bakbone.com

BakBone Software Generates 22% Revenue Growth and Reports

Profitability in the First Quarter of Fiscal 2010

SAN DIEGO, Calif. — August 13, 2009 — BakBone Software Incorporated (OTCBB: BKBO), a leading provider of Universal Data Management solutions, today announced its financial results for the first quarter of fiscal 2010 ended June 30, 2009.

First Quarter Fiscal 2010 financial and operational highlights include:

• GAAP Revenues	$16.7 million
• Operating Income	$1.1 million
• Net Income	$691 thousand
• Net Income per Share	$0.01
• Total Bookings	$13.6 million
• Acquisition of Asempra technology assets on May 1, 2009
• Acquisition of ColdSpark Message Management business on May 13, 2009

“Our financial results for the first quarter of fiscal 2010 demonstrate solid progress in our efforts to drive revenue growth and profitability,” said Jim Johnson, president and CEO, BakBone. “We generated bookings of $13.6 million, double-digit revenue growth, strong improvements in operating income and positive GAAP net income.

“These financial accomplishments were achieved while we quickly integrated the Asempra technology into our NetVault® product line and began to drive the ColdSpark market opportunity. In the second week of June, we announced the availability of our new NetVault: FASTRecover™ solutions, which provide disk-based, real-time data protection for Microsoft Exchange, SQL Server and Windows file systems. This newly positioned product, based on Asempra’s technology, has been gaining traction in the market place as customers look for cost-effective, disk-based solutions to eliminate backup windows and protect application data,” Johnson continued.

“With ColdSpark, this week we announced our first major win in the healthcare vertical. The customer, a state-based healthcare network, estimates their first year savings objective with ColdSpark’s new paperless healthcare solution is close to $0.5 million, and if this is achieved, the organization could attain a full return on their investment in the ColdSpark solution in under 12 months. Given the nature of this customer we believe there are other significant opportunities in this sector that we are actively pursuing, and we expect this market and the healthcare vertical in general to be very promising for the company moving forward.

“In July, ColdSpark introduced an expanded version of its Compliance Catalyst solution, enabling customers to easily migrate between different email archiving solutions and vendors. To further maximize our opportunity with ColdSpark, we have expanded our sales staff in several key vertical markets, including healthcare and systems integration, where we believe there is substantial demand for ColdSpark’s unique technology,” said Johnson. “We are excited about the opportunities ColdSpark presents to build out our Universal Data Management strategy as we expand our reach into the large and growing enterprise message management markets.”

BakBone’s Universal Data Management (UDM) strategy encompasses a unique three-pronged approach for managing data within a corporate environment whether that data is at rest or in motion. UDM provides customers with solutions for Message Management, Integrated Data Protection and Centralized Policy Management.

“Finally, we are on track to introduce several new products in calendar 2009 that we believe will be distinguished in the market and help us drive additional revenue. We remain confident about our prospects in fiscal 2010 and continue to anticipate bookings of approximately $62 to $64 million for the fiscal year as well as positive EBITDA,” concluded Johnson.

Financial Results

Total revenue grew 22% to $16.7 million in the first quarter of fiscal 2010 from $13.7 million in the first quarter of fiscal 2009. Included in first quarter of fiscal 2010 revenue was a $1.5 million booking associated with the sale of non-core intellectual property rights to an OEM customer. Excluding this $1.5 million revenue item, first quarter revenue increased 11% from the prior year’s first quarter. Operating income totaled $1.1 million in the first quarter of fiscal 2010, despite the inclusion of approximately $700,000 of transaction costs associated with the Asempra and ColdSpark acquisitions. This compares favorably with an operating loss of $2.7 million in the prior year’s first quarter. The Company reported net income of $691,000, or $0.01 per share, in the recent first quarter compared with a net loss of $3.3 million, or ($0.05) per share, in the first quarter last year.

Total cash at June 30, 2009 was $7.8 million.

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Conference Call Information

The company has scheduled a conference call for August 13, 2009 at 2:00 p.m. PT to discuss the results for the quarter ended June 30, 2009. The call will be hosted by Jim Johnson, CEO of BakBone and Steve Martin, CFO of BakBone.

To access the conference call, please dial 800-854-3238; internationally, dial 706-634-9547 (Passcode: 21817719). This call will also be webcast and can be accessed at www.bakbone.com by clicking on “Company Info” and then “Investor Relations.” The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About BakBone Software

BakBone Software is a leader in Universal Data Management. This provides a data-centric approach to integrating data protection, centralizing policy management and managing organizations’ messaging infrastructure to optimize performance, increase data availability and improve corporate compliance. Learn more about BakBone’s Universal Data Management vision at www.bakbone.com or email info@bakbone.com.

Safe Harbor

This press release contains forward-looking statements including, without limitation, statements regarding anticipated revenue, EBITDA and bookings growth and market developments that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. The potential risks and uncertainties may include, but are not limited to: risks that the anticipated benefits of the acquisitions will not be achieved; risks that the integrations will take longer, cost more or result in more management distraction than anticipated; risks that future resale of the shares issued in the acquisitions will have an adverse impact on the trading price of the BakBone common shares; the deteriorating economic and market conditions that could lead to reduced spending on information technology products; competition in our target markets; potential capital needs; management of future growth and expansion; the development, implementation and execution of the Company’s Universal Data Management strategic vision; risk of third-party claims of infringement; protection of proprietary information; customer acceptance of the Company’s existing and newly introduced products and fee structures; and the success of BakBone’s brand development efforts; risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; our ability to hire and retain qualified employees and key management personnel; and risks associated with changes in domestic and international market conditions and the entry into and development of international markets for the Company’s products. Our forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in our current report filed with the relevant Canadian securities regulators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made, other than as required under applicable securities laws.

BakBone®, BakBone Software®, NetVault®, Application Plugin Module™, BakBone logo®, Integrated Data Protection™, NetVault: SmartDisk™, Asempra®, FASTRecover, ColdSpark® and Spark Engine are all trademarks or registered trademarks of BakBone Software, Inc., in the United States and/or in other countries. All other brands, products or service names are or may be trademarks, registered trademarks or service marks of, and used to identify, products or services of their respective owners.

BAKBONE SOFTWARE INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

	Fiscal Period Ended
	(unaudited) June 30, 2009	March 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$7,427	$8,398
Restricted cash	358	264
Accounts receivable, net	8,622	9,646
Prepaid and other assets	1,383	1,159

Total current assets	17,790	19,467
Property and equipment, net	2,791	2,713
Intangible assets, net	8,458	824
Trademarks	400	—
Goodwill	14,007	7,615
Other assets	1,011	939

Total assets	$44,457	$31,558

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$10,479	$9,603
Current portion of acquisition consideration payable	2,252	—
Current portion of deferred revenue	45,397	44,081

Total current liabilities	58,128	53,684
Deferred revenue, excluding current portion	47,208	47,684
Acquisition consideration payable, excluding current portion	4,328	—
Other liabilities	1,278	1,337

Total liabilities	110,942	102,705

Shareholders’ deficit	(66,485)	(71,147)

Total liabilities and shareholders’ deficit	$44,457	$31,558

BAKBONE SOFTWARE INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Three months ended June 30,
	2009	2008 Restated (1)
Revenues:
License and service	$15,190	$13,671
Other	1,500	—

Total revenues	16,690	13,671

Cost of revenues	1,472	1,832

Gross profit	15,218	11,839

Operating expenses:
Sales and marketing	6,632	7,578
Research and development	3,135	3,157
General and administrative	4,352	3,778

Total operating expenses	14,119	14,513

Operating income (loss)	1,099	(2,674)
Other expense	(383)	(502)

Income (loss) before income taxes	716	(3,176)
Provision for income taxes	25	86

Net income (loss)	$691	(3,262)

Net income (loss) per common share:
Basic	$0.01	$(0.05)

Diluted	$0.01	$(0.05)

Weighted-average common shares outstanding:
Basic	76,747	64,606

Diluted	94,819	64,606

(1)	As discussed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009, the Company restated its consolidated financial statements for each of the first three quarters in fiscal 2009, in accordance with Staff Accounting Bulletin No. 108, Considering the Effect of Prior Year Misstatements When Quantifying Misstatements in the Current Year Financial Statements, to correct errors in such consolidated financial statements that would have had a material effect on the financial statements for the three and twelve months ended March 31, 2009 if not corrected. The Company does not believe that these adjustments are material to any of the restated periods.

BAKBONE SOFTWARE INCORPORATED

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three months ended June 30,
	2009	2008 Restated (1)
Cash flows from operating activities:
Net income (loss)	$691	$(3,262)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	534	407
Loss on disposal of capital assets	6	11
Stock-based compensation	12	107
Operating expenses funded by financing arrangement	103	—
Non-cash interest expense	125	—
Other changes in assets and liabilities	(1,561)	3,736

Net cash (used in) provided by operating activities	(90)	999

Cash flows from investing activities:
Cash paid for acquisitions, net of cash received	(1,014)
Capital expenditures	(67)	(634)
Release of restricted cash	—	227

Net cash used in investing activities	(1,081)	(407)

Cash flows from financing activities:
Payments on capital lease obligations	(74)	(94)
Payments on long-term debt obligations	(226)	(112)

Net cash used in financing activities	(300)	(206)

Effect of exchange rates on cash and cash equivalents	500	(286)

Net (decrease) increase in cash and cash equivalents	(971)	100
Cash and cash equivalents, beginning of period	8,398	9,496

Cash and cash equivalents, end of period	$7,427	$9,596

BAKBONE SOFTWARE INCORPORATED

Reconciliation of Bookings to U.S. GAAP Revenue (2)

(in thousands)

(unaudited)

	Three months ended June 30,
	2009	2008
Revenues sourced from current period bookings:
Total bookings for the period	$13,568	$14,353
Bookings deferred into subsequent periods	(10,707)	(13,480)

Revenues from current period bookings	2,861	873
Revenues sourced from prior period bookings:	13,829	12,798

Total revenues recognized in the period	$16,690	$13,671

(2)	We define bookings as the gross dollars invoiced through the sale of software licenses or technology, maintenance contracts and professional services. We utilize bookings information as an operations measure, but it is not intended to replace U.S. GAAP accounting. Under the ratable revenue recognition method, license bookings are recognized as revenue over the appropriate period (generally three to five years). In general, variations in revenues period-over-period are affected by the amortization of current and prior period license bookings. Accordingly, we believe that trends in current and historical bookings are key factors in analyzing our operating results.